SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2012

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-33664	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri 63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
Issuance of Senior Notes due 2023
On December 17, 2012 (the “Closing Date”), CCO Holdings, LLC and CCO Holdings Capital Corp. (together with CCO Holdings, LLC, the “Issuers”) subsidiaries of Charter Communications, Inc. (the “Company”) issued $1.00 billion aggregate principal amount of 5.125% Senior Notes due 2023 (the “Notes”). The offering and sale of the Notes were made pursuant to a shelf registration statement on Form S-3, initially filed with the Securities and Exchange Commission on January 4, 2011, as amended on May 3, 2011, as further amended on November 9, 2011, and a prospectus supplement dated December 12, 2012. The Issuers' payment obligations under the Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company.
The Notes resulted in net proceeds of approximately $988 million, after deducting underwriting discounts and commissions. The net proceeds of this issuance will be used for general corporate purposes, including repaying amounts outstanding under the Charter Communications Operating, LLC credit facilities.
In connection therewith, the Issuers entered into the following agreement:
Indenture
On the Closing Date, the Issuers (and the Company as parent guarantor party thereto) entered into a Fifth Supplemental Indenture with The Bank of New York Mellon Trust Company, N. A. as trustee (the “Trustee”) providing for the issuance of the Notes (the “Supplemental Indenture”) and the terms thereof. The Supplemental Indenture supplements a base indenture previously entered into on May 10, 2011 between the Issuers, the Company, as guarantor and the Trustee (the “Base Indenture” and together with the Supplemental Indenture, the “Indenture”) providing for the issuance of the Notes generally. The Indenture provides, among other things, that the Notes are general unsecured obligations of the Issuers. Interest is payable on the Notes on each February 15 and August 15, commencing February 15, 2013. The Company may redeem some or all of the Notes at any time prior to February 15, 2018 at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, on such Notes plus an applicable make-whole premium. On or after February 15, 2018, the Issuers may redeem some or all of the Notes at redemption prices set forth in the Supplemental Indenture. In addition, at any time prior to February 15, 2016, the Issuers may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 105.125% of the principal amount thereof plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offerings, provided that certain conditions are met.

The Issuers' payment obligations under the Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company.

The terms of the Indenture, among other things, limit the ability of the Issuers to incur additional debt and issue preferred stock; pay dividends or make other restricted payments; make certain investments; create liens; allow restrictions on the ability of certain of its subsidiaries to pay dividends or make other payments to it; sell assets; merge or consolidate with other entities; and enter into transactions with affiliates.

Subject to certain limitations, in the event of a Change of Control (as defined in the Supplemental Indenture), the Issuers will be required to make an offer to purchase the Notes at a price equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase.

The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest; breach of other covenants or agreements in the Indenture; failure to pay certain other indebtedness; failure to pay certain final judgments; failure of certain guarantees to be enforceable; and certain events of bankruptcy or insolvency. Generally, if an event of default occurs, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding series of Notes may declare all the Notes of such series to be due and payable immediately.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
The information under “Indenture” in Item 1.01 above is incorporated herein by reference.
ITEM 8.01. OTHER EVENTS.
The press release announcing the closing on the sale of the Notes is attached as Exhibit 99.1.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description

5.1	Opinion of Kirkland & Ellis LLP.*
99.1	Press release announcing the closing on the sale of the Notes dated December 17, 2012.*
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* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHARTER COMMUNICATIONS, INC.,
Registrant

	By:	/s/ Kevin D. Howard
Kevin D. Howard
Senior Vice President - Finance, Controller and
Date: December 17, 2012		Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Kirkland & Ellis LLP.*
99.1	Press release announcing the closing on the sale of the Notes dated December 17, 2012.*
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* filed herewith